SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 6, 2006

THE TJX COMPANIES, INC.
(Exact name of Registrant as specified in charter)

DELAWARE	1-4908	04-2207613

(State or other jurisdiction of incorporation)	(Common File Number)	(I.R.S. employer identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (including area code)
N/A
(Former name or former address,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES
Ex-10.1 Employment Agreement, dated June 6, 2006

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On June 6, 2006, The TJX Companies, Inc. and Bernard Cammarata entered into an employment agreement dated as of June 6, 2006 (the “Employment Agreement”). A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The Employment Agreement supersedes the agreement between Mr. Cammarata and TJX dated as of June 3, 2003, as amended by letter agreement dated November 14, 2005.
     The Employment Agreement provides for Mr. Cammarata to continue to serve as Chairman of the Board of TJX through the date of the annual meeting of stockholders of TJX occurring in 2009 and as Acting Chief Executive Officer during such period as may be mutually acceptable to the Board and Executive, and during the term of the Employment Agreement to perform such additional executive duties and responsibilities as are assigned to him by the Board.
     The Employment Agreement provides that Mr. Cammarata is to receive an annual base salary of not less than $900,000 for periods during which he serves as Acting Chief Executive Officer as well as Chairman of the Board and of not less than $400,000 for other periods. Mr. Cammarata is eligible to participate in the employee benefit and fringe benefit plans and programs made available to executives of TJX generally including TJX’s qualified defined benefit plan, 401(k) plan, General Deferred Compensation Plan and Executive Savings Plan and to receive an automobile allowance. However, he is not eligible for employer credits under the Executive Savings Plan, to participate in TJX’s SERP or to receive future awards under the Stock Incentive Plan, Management Incentive Plan or Long Range Performance Incentive Plan.
     TJX may terminate Mr. Cammarata’s employment at any time and for any reason, with or without cause, provided that termination by TJX of his services as Acting Chief Executive Officer will not terminate his employment under the Employment Agreement generally. Mr. Cammarata’s employment under the Employment Agreement will also terminate if he is not nominated or elected to serve as a director of TJX or if he dies, becomes disabled or is relocated as provided by the Employment Agreement. Mr. Cammarata may resign as Acting Chief Executive Officer upon not less than ninety (90) days’ notice.
     Mr. Cammarata has agreed to a two-year non-solicitation undertaking as specified in the Employment Agreement, regardless of the nature of his termination, and a two-year non-competition undertaking if he terminates his employment voluntarily for other than valid reason (as defined in the Employment Agreement), is terminated by TJX for cause (as defined in the Employment Agreement), or upon a termination at the end of the term of the Employment Agreement. In addition, if, during the two-year period following termination of the Employment Agreement and while he is still entitled to benefits under the Employment Agreement, Mr. Cammarata engages in any of the competitive activities prohibited following a voluntary termination other than for valid reason, TJX’s obligation to pay benefits under the Employment Agreement will cease.

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     Under the Employment Agreement, Mr. Cammarata will be entitled to severance benefits upon an involuntary termination without cause, a voluntary termination by Mr. Cammarata in the event he is removed from or fails to be reelected as director or Chairman or is relocated more than 40 miles; a termination by death, disability or incapacity, or a termination at the end of the contract term unless TJX offers Mr. Cammarata continued service as Chairman or in another position acceptable to Mr. Cammarata. Termination of Mr. Cammarata’s service as Acting Chief Executive Officer, without more, does not constitute termination of employment for purposes of the Employment Agreement. Severance benefits include continuation of base salary at the Chairman of the Board rate (at least $400,000) for one year or the remainder of the term of the Employment Agreement if longer, offset by other earnings after one year, except that if Mr. Cammarata is serving as Acting Chief Executive Officer immediately prior to termination, the first six months is payable at the higher Acting Chief Executive Officer rate (at least $900,000). In addition, during the severance period, Mr. Cammarata is entitled to continued medical and life insurance coverage unless Mr. Cammarata obtains no less favorable coverage from another employer or self-employment, plus continuation of his automobile allowance. Stock awards and other benefits are governed by the terms of those programs.
     If Mr. Cammarata’s employment were to terminate for various reasons within the earlier of twenty-four months following a change of control and the 2009 Annual Meeting, instead of the severance benefits described above, Mr. Cammarata would be entitled to a cash lump sum payment equal to two times base salary (at the Chairman rate unless Mr. Cammarata was serving as Acting Chief Executive Officer immediately prior to the change in control, in which case six months’ of the payment would be at the Acting Chief Executive Officer rate), two years of continued medical and life insurance except to the extent of replacement coverage, and two years of continued automobile allowance. Stock awards and other benefits are governed by the terms of those programs. TJX is also obligated to pay Mr. Cammarata a tax gross-up payment in respect of certain excise taxes that may be incurred in connection with the change of control and all legal fees and expenses reasonably incurred by him in seeking enforcement of his contractual rights following a change of control.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Jeffrey G. Naylor

Jeffrey G. Naylor
Senior Executive Vice President and
Chief Financial Officer
Dated: June 9, 2006

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